Exhibit 99.1

Allergan Reports Continued Strong Execution in Second Quarter 2017 with 9% Increase in GAAP Net Revenues to $4.0 Billion

– Q2 2017 GAAP Continuing Operations Loss Per Share of $2.35; Q2 Non-GAAP Performance Net Income Per Share of $4.02 –

– Q2 2017 GAAP Operating Loss from Continuing Operations of $902.4 Million; Q2 Non-GAAP Adjusted Operating Income from Continuing Operations of $1.9 Billion –

– Q2 2017 GAAP Revenue Growth Versus Prior Year Quarter Powered by Key Promoted Brands and the Addition of CoolSculpting® and ALLODERM® –

– Allergan Continues to Advance Six "Star" R&D Programs –

– Company Raises Full-Year 2017 Continuing Operations Guidance –
DUBLIN, Aug. 3, 2017 /PRNewswire/ -- Allergan plc (NYSE: AGN) today reported its second quarter 2017 continuing operations performance.

Second Quarter 2017 Continuing Operations

(unaudited; $ in millions, except per share amounts)	Q2 '17	Q2 '16	Q1 '17	Q2 '17 v Q2 '16	Q2 '17 v Q1 '17	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016	2017 v 2016
Total net revenues**	$4,007.4	$3,684.8	$3,572.9	8.8%	12.2%	$7,580.3	$7,084.1	7.0%

Operating (Loss)	$(902.4)	$(487.6)	$(906.0)	85.1%	(0.4)%	$(1,808.4)	$(659.1)	174.4%
Diluted EPS - Continuing Operations	$(2.35)	$(1.25)	$(7.85)	88.0%	(70.1)%	$(10.20)	$(1.66)	514.5%
SG&A Expense	$1,395.0	$1,210.0	$1,185.2	15.3%	17.7%	$2,580.2	$2,306.3	11.9%
R&D Expense	$489.4	$636.5	$759.9	(23.1)%	(35.6)%	$1,249.3	$1,039.6	20.2%
Continuing Operations Tax Rate	44.8%	37.9%	17.2%	6.9%	27.6%	25.4%	56.4%	(31.0)%

Non-GAAP Adjusted Operating Income	$1,887.2	$1,858.2	$1,617.8	1.6%	16.7%	$3,505.0	$3,591.6	(2.4)%
Non-GAAP Performance Net Income Per Share	$4.02	$3.35	$3.35	20.0%	20.0%	$7.37	$6.34	16.2%
Non-GAAP Adjusted EBITDA	$2,027.2	$1,934.8	$1,734.2	4.8%	16.9%	$3,761.4	$3,750.2	0.3%
Non-GAAP SG&A Expense	$1,216.5	$1,038.8	$1,105.9	17.1%	10.0%	$2,322.4	$2,007.8	15.7%
Non-GAAP R&D Expense	$393.9	$345.0	$393.9	14.2%	0.0%	$787.8	$621.5	26.8%
Non-GAAP Continuing Operations Tax Rate	13.1%	7.1%	13.2%	6.0%	(0.1)%	13.1%	8.3%	4.8%

** Excludes the reclassification of revenues of ($24.4) million in Q2 2016 related to the portion of Allergan product revenues sold by our former Anda Distribution Business into discontinued operations.  Excludes the reclassification of revenues of ($56.3) million in the six months ended June 30, 2016 related to the portion of Allergan product revenues sold by our former Anda Distribution Business into discontinued operations.

Total net revenues were $4.0 billion, a 9 percent increase from the prior year quarter, driven by BOTOX®, JUVEDERM Collection®, the addition of ALLODERM® and CoolSculpting® and new products, including VRAYLAR™, NAMZARIC® and VIBERZI®. The increase was partially offset by lower revenues from ASACOL® HD and MINASTRIN® due to the loss of patent exclusivity, the continuing decline in NAMENDA XR® and lower revenues from RESTASIS®, which was negatively impacted by trade buying patterns in the quarter.

"At the midpoint of 2017, Allergan is delivering strong results from excellent execution by our 18,000 colleagues. With our strong first half performance and solid outlook for the remainder of the year, we are raising our full-year guidance," said Brent Saunders, Chairman and CEO of Allergan. "Revenue growth in the second quarter was powered by significant year-over-year gains from many of our top products, solid contribution from our launch products and successful integrations of LifeCell and ZELTIQ®. And our R&D team is making progress on every front, especially in advancing our six 'star' R&D programs, including the initiation of a Phase 3 study for cenicriviroc, or CVC, for the treatment of NASH."

"I'm proud of our colleagues who bring forward new ideas and build bridges with our customers to improve patient care. They act fast and drive results that make a difference," added Saunders.

Second-Quarter 2017 Performance

GAAP operating loss from continuing operations in the second quarter 2017 was $902.4 million, which includes the impact of amortization, in-process research and development (R&D) impairments, foreign exchange transactional losses and an increase in sales and marketing expenses. Non-GAAP adjusted operating income from continuing operations in the second quarter of 2017 was $1.9 billion, an increase of 1.6 percent versus prior year quarter.

Operating Expenses

Total GAAP Selling, General and Administrative (SG&A) Expense was $1.4 billion for the second quarter 2017, compared to $1.2 billion in the prior year quarter. Total non-GAAP SG&A expense increased to $1.2 billion for the second quarter 2017, compared to $1.0 billion in the prior year period, primarily due to a period-over-period foreign exchange transactional loss of $114.7 million, costs associated with the recently acquired ZELTIQ® and LifeCell businesses and additional selling and promotional expenses for key products. GAAP R&D investment for the second quarter of 2017 was $489.4 million, compared to $636.5 million in the second quarter of 2016. Non-GAAP R&D investment for the second quarter 2017 was $393.9 million, an increase of 14.2 percent over the prior year quarter, due to increased costs associated with clinical programs.

The Company recorded restructuring charges of $65.6 million in the second quarter of 2017 primarily relating to the planned SG&A cost management initiatives due to changing industry dynamics and in advance of anticipated patent expirations. In addition, it includes planned optimization of our R&D infrastructure and prioritization of the R&D portfolio to enable increased investment in the Company's highest potential projects.

Amortization, Other Income (Expense) Net, Tax and Capitalization

Amortization expense from continuing operations for the second quarter 2017 was $1.8 billion, compared to $1.6 billion in the second quarter of 2016. Included within other income (expense), net in the three months ended June 30, 2017 is a net charge of $161.5 million for the early tender payment and non-cash write-off of premiums and debt fees related to our repurchased notes. The Company's GAAP continuing operations tax rate was 44.8 percent in the second quarter 2017. The Company's non-GAAP adjusted continuing operations tax rate was 13.1 percent in the second quarter 2017. As of June 30, 2017, Allergan had cash and marketable securities of $5.8 billion and outstanding indebtedness of $30.2 billion.

Discontinued Operations and Continuing Operations

As a result of the divestiture of the Company's generics business and the divestiture of the Company's Anda Distribution business in 2016, the financial results of those businesses have been reclassified to discontinued operations for all periods presented in our consolidated financial statements up through the date of the divestitures. Included in segment revenues in the three months ended June 30, 2016 are product sales that were sold by the Anda Distribution business once the Anda Distribution business had sold the product to a third-party customer. These sales are included in segment results and are excluded from total continuing operations revenues through a reduction to Corporate revenues. Cost of sales for these products in discontinued operations is equal to our average third-party cost of sales for third-party branded products distributed by Anda Distribution.

Second Quarter 2017 Business Segment Results

U.S. Specialized Therapeutics

Segment Information

(Unaudited; $ in millions)	Three Months Ended June 30,
	2017	2016 (1)
Eye Care	$600.1	$636.1
Total Medical Aesthetics	643.9	419.8
Facial Aesthetics	349.2	320.2
Plastic Surgery	61.3	52.8
Regenerative Medicine	115.8	-
Body Contouring	78.9	-
Skin Care	38.7	46.8
Medical Dermatology	81.8	97.1
Neuroscience & Urology	372.6	326.3
Other Revenues	16.6	9.6
Net revenues	$1,715.0	$1,488.9
Operating expenses:
Cost of sales(2)	128.8	75.1
Selling and marketing	356.8	287.8
General and administrative	49.8	46.0
Segment contribution	$1,179.6	$1,080.0
Segment margin	68.8%	72.5%
Segment gross margin(3)	92.5%	95.0%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights as well as indirect cost of sales not attributable to segment results.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. Specialized Therapeutics net revenues in the second quarter of 2017 were $1.72 billion, an increase of 15.2 percent versus prior year quarter, driven primarily by the addition of CoolSculpting® and ALLODERM® as well as growth from BOTOX®, offset by decreased revenues from RESTASIS®, ACZONE® and TAZORAC®.

Eye Care

  RESTASIS® net revenues of $336.4 million in the second quarter of 2017 decreased 9.4 percent versus the prior year quarter, primarily driven by trade buying patterns. RESTASIS® volume demand remains stable.
  The Glaucoma franchise experienced a modest decline, with ALPHAGAN®/COMBIGAN® net revenues in the second quarter of 2017 remaining stable at $96.4 million, while LUMIGAN® net revenues of $79.0 million declined 2 percent versus prior year quarter, impacted primarily by generic competition.
  OZURDEX® net revenues in the second quarter of 2017 increased 15.8 percent from the prior year quarter to $24.9 million, driven by continued strong demand from the diabetic macular edema indication.

Medical Aesthetics

  The Facial Aesthetics franchise continues to deliver strong growth with revenues increasing 9.1 percent versus prior year quarter.
    BOTOX® Cosmetic net revenues in the second quarter of 2017 were $210.3 million, up 10.7 percent versus prior year quarter, reflecting continued strong volume growth.
    JUVÉDERM® Collection (defined as JUVÉDERM®, VOLUMA® and other fillers) net revenues in the second quarter of 2017 were $126.2 million, up 7.3 percent versus prior year quarter, driven by continued strong demand and market share gains.
    KYBELLA® net revenues in the second quarter of 2017 were $12.7 million, unchanged from the prior year quarter.
  Regenerative Medicine
    ALLODERM® net revenues in the second quarter of 2017 were $84.6 million
    STRATTICE™ net revenues in the second quarter of 2017, a component of "other" Regenerative Medicine, were $29.7 million.
  Body Contouring
    CoolSculpting® net revenues (including both CoolSculpting® Systems/Applicators and Consumables) in the second quarter of 2017 were $78.9 million following the close of the ZELTIQ® acquisition on April 28, 2017.
  Plastic Surgery
    Breast implant net revenues in the second quarter of 2017 were $61.3 million, an increase of 18.6 percent versus prior year quarter, driven by higher demand following the launch of INSPIRA™ breast implants.
  Skin Care
    SkinMedica® net revenues in the second quarter of 2017 were $25.4 million, a decrease of 12.7%, primarily due to a higher comparable base in the second quarter of 2016 with the launch of the HA5 product, continued customer mix shift and lower net pricing.

Medical Dermatology

  ACZONE® net revenues in the second quarter of 2017 were $41.0 million, a decrease of 24.2%, primarily impacted by generic pressure on the acne category and trade buying patterns.
  TAZORAC® net revenues in the second quarter of 2017 were $12.8 million, a decrease of 45.3%, primarily due to generic competition.

Neurosciences & Urology

  BOTOX® Therapeutic net revenues in the second quarter of 2017 were $346.9 million, up 17.2 percent versus prior year quarter, driven by continued strong demand across chronic migraine, overactive bladder and adult spasticity indications.
  RAPAFLO® net revenues in the second quarter of 2017 were $25.7 million, a decrease of 12.6 percent versus prior year quarter, impacted by lower demand.

U.S. Specialized Therapeutics gross margin for the second quarter of 2017 was 92.5 percent, impacted by the contribution of the LifeCell and ZELTIQ® acquisitions. SG&A expenses in the segment for the second quarter 2017 were $406.6 million. Selling and marketing expenses in the segment for the second quarter 2017 were $356.8 million, an increase of 24.0 percent versus prior year quarter mainly attributed to the contribution of the LifeCell and ZELTIQ® acquisitions, as well as increased promotional spending for key products. General and administrative expenses at the segment level for the second quarter 2017 were $49.8 million, an increase of 8.3 percent versus prior year quarter mainly attributed to the LifeCell and ZELTIQ® acquisitions. Segment contribution for the second quarter 2017 remained strong at $1.2 billion, an increase of 9.2 percent versus the prior year quarter, driven by increased revenues following recent acquisitions.

U.S. General Medicine

Segment Information

(Unaudited; $ in millions)	Three Months Ended June 30,
	2017	2016 (1)
Central Nervous System	$346.6	$317.5
Gastrointestinal	410.8	442.0
Women's Health	248.0	296.1
Anti-Infectives	67.8	63.1
Diversified Brands	305.5	308.5
Other Revenues	49.0	21.9
Net revenues	$1,427.7	$1,449.1
Operating expenses:
Cost of sales(2)	203.2	214.9
Selling and marketing	288.1	332.7
General and administrative	41.3	43.7
Segment contribution	$895.1	$857.8
Segment margin	62.7%	59.2%
Segment gross margin(3)	85.8%	85.2%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights as well as indirect cost of sales not attributable to segment results.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. General Medicine net revenues in the second quarter 2017 were $1.43 billion, a decrease of 1.5 percent versus the prior year quarter, impacted primarily by lower revenues from generic competition to ASACOL®, MINASTRIN® 24 and NAMENDA XR ®, offset primarily by strong growth from VRAYLAR™, VIBERZI®, NAMZARIC®, LINZESS® and Lo LOESTRIN®.

Central Nervous System

  Allergan CNS franchise net revenues of $346.6 million increased 9.2 percent versus the prior year quarter as a result of continued strong growth from VRAYLAR™ and NAMZARIC®, offset by of lower revenues from NAMENDA® XR.
  NAMENDA XR® net revenues in the second quarter of 2017 were $118.7 million, a decrease of 28.7 percent versus the prior year quarter, driven primarily by lower demand as a result of a reduction in promotional support and continued conversion to NAMZARIC®, as well as lower net pricing.
  NAMZARIC® net revenues in the second quarter of 2017 increased to $33.4 million from $12.8 million in the prior year quarter driven by continued conversion and increased demand following an expanded label with new dosages for the product allowing patients to begin combination therapy on NAMZARIC®.
  VRAYLAR™ net revenues in the second quarter of 2017 were strong at $66.3 million, reflecting its continued rapid acceptance in its second year post-launch.
  VIIBRYD®/FETZIMA® net revenues in the second quarter of 2017 were $85.2 million, an increase of 4.3 percent versus the prior year quarter.
  SAPHRIS® net revenues in the second quarter of 2017 were $43.0 million, an increase of 4.1 percent versus the prior year quarter.

Gastrointestinal

  LINZESS® net revenues in the second quarter of 2017 were $167.8 million, an increase of 11.5 percent versus prior year quarter, driven by strong demand and continued OTC conversion.
  VIBERZI® net revenues in the second quarter of 2017 were $41.3 million, driven by continued demand growth.
  ASACOL®/DELZICOL® net revenues in the second quarter of 2017 were $45.6 million, a decrease of 61.9 percent versus the prior year quarter, impacted by generic entry for ASACOL® HD and a decline in demand for DELZICOL®.
  ZENPEP® net revenues in the second quarter of 2017 were $50.5 million, an increase of 17.4% versus the prior year quarter, driven by continued strong demand.

Women's Health

  Lo LOESTRIN® net revenues in the second quarter of 2017 were $113.0 million, up 11.9 percent versus prior year quarter, driven by strong prescription growth. Lo LOESTRIN® remains the number one prescribed branded oral contraceptive.
  ESTRACE® Cream net revenues in the second quarter were $90.1 million, a decrease of 7.3 percent versus prior year quarter, impacted by lower net pricing and trade buying patterns.
  MINASTRIN® 24 net revenues in the second quarter of 2017 were $11.4 million, a decrease of 86.3 percent versus prior year quarter, impacted by loss of patent exclusivity for MINASTRIN® 24 on March 15, 2017.
  TAYTULLA™ net revenues, a component of "other" Women's Health, were $17.1 million in the second quarter of 2017 following launch of this new oral contraceptive soft gel product in November 2016.

Anti-Infectives

  TEFLARO® net revenues in the second quarter of 2017 were $33.0 million, a decrease of 6.3 percent versus prior year quarter, driven by lower demand.
  DALVANCE® net revenues in the second quarter of 2017 were $15.2 million driven by increasing demand.
  AVYCAZ® net revenues in the second quarter of 2017 were $14.5 million, driven by increasing demand.

Diversified Brands and Other Products

  Diversified Brands net revenues in the second quarter of 2017 were $305.5 million, a decrease of 1.0 percent versus prior year quarter.
  BYSTOLIC®/BYVALSON® net revenues in the second quarter of 2017 were $150.7 million, versus $150.3 million in the prior year quarter. BYSTOLIC® remains the flagship product of Allergan's primary care sales force.

U.S. General Medicine gross margin for the second quarter of 2017 increased to 85.8 percent due to the Company reacquiring rights to select licensed products in the segment, which had the impact of lowering royalty expense on these products. SG&A expenses in the segment were $329.4 million in the second quarter of 2017. Selling and marketing expenses in the segment were $288.1 million, a decrease of 13.4 percent versus prior year quarter due to decreased salesforce compensation and promotional spending. General and administrative expenses decreased to $41.3 million at the segment level. Segment contribution for the second quarter 2017 was $895.1 million.

International

Segment Information

(Unaudited; $ in millions)	Three Months Ended June 30,
	2017	2016
Eye Care	$322.0	$318.7
Total Medical Aesthetics	358.0	284.1
Facial Aesthetics	287.5	240.6
Plastic Surgery	41.5	40.3
Regenerative Medicine	3.6	-
Body Contouring	22.7	-
Skin Care	2.7	3.2
Botox Therapeutics and Other	151.2	141.1
Other Revenues	27.3	13.1
Net revenues	$858.5	$757.0
Operating expenses:
Cost of sales(1)	125.0	115.0
Selling and marketing	238.9	207.2
General and administrative	28.3	30.9
Segment contribution	$466.3	$403.9
Segment margin	54.3%	53.4%
Segment gross margin (2)	85.4%	84.8%

(1) Excludes amortization and impairment of acquired intangibles including product rights as well as indirect cost of sales not attributable to segment results.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

International net revenues were $858.5 million, an increase of 16.2 percent versus prior year quarter excluding foreign exchange impact, driven by growth in Facial Aesthetics, BOTOX® Therapeutic and the addition of LifeCell and CoolSculpting® in Medical Aesthetics.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic revenues in the second quarter of 2017 were $148.2 million, an increase of 15.5 percent versus prior year quarter excluding foreign exchange impact, driven by continued strong growth across most regions.
    JUVÉDERM® Collection revenues in the second quarter of 2017 were $137.3 million, an increase of 30.2 percent versus prior year quarter excluding foreign exchange impact, reflecting continued strong performance across all regions.
  Plastic Surgery
    Breast implant revenues in the second quarter of 2017 were $41.1 million, an increase of 4.4 percent versus prior year quarter, excluding foreign exchange impact.
  Body Contouring
    CoolSculpting® net revenues (including both CoolSculpting® Systems/Applicators and Consumables) in the second quarter of 2017 were $22.7 million following the close of the ZELTIQ® acquisition on April 28, 2017.

Eye Care

  LUMIGAN®/GANFORT® and ALPHAGAN®/COMBIGAN® revenues in the second quarter of 2017 were $94.4 million and $42.7 million, respectively, reflecting continued stable performance across Allergan's glaucoma product franchise.
  OZURDEX® revenues in the second quarter of 2017 were $51.2 million, up 15.1 percent versus prior year quarter excluding foreign exchange impact, reflecting strong demand across all regions.
  OPTIVE® revenues in the second quarter of 2017 were $27.6 million, up 6.2 percent versus prior year quarter excluding foreign exchange impact, reflecting strong demand across most regions.

Botox Therapeutic & Other Products

  BOTOX® Therapeutic revenues in the second quarter of 2017 were $93.8 million, up 13.7 percent versus prior year quarter excluding foreign exchange impact, reflecting continued volume growth across most regions.
  ASACOL®/DELZICOL® revenues in the second quarter of 2017 were $12.8 million, a decrease of 26.4 percent versus prior year quarter excluding foreign exchange impact.

International gross margin for the second quarter of 2017 was 85.4 percent. SG&A expenses in the segment were $267.2 million in the second quarter of 2017. Selling and marketing expenses in the segment were $238.9 million, an increase of 17.7 percent versus prior year excluding foreign exchange impact, primarily due to investments in key brands and market expansion and the addition of ZELTIQ®. Segment contribution was $466.3 million.

Corporate Function

Included within our corporate function are shared costs, including above site and unallocated costs associated with running our global manufacturing facilities, corporate general and administrative expenses and corporate initiatives.

Pipeline Update

Allergan R&D continues to deliver on its pipeline. Key development highlights included:

U.S. and International Branded Product Approvals and Launches

  Allergan announced the launch of the over-the-counter (OTC) artificial tear REFRESH OPTIVE® MEGA-3, the latest innovation in the REFRESH® portfolio that fortifies the lipid layer when Meibomian Gland Dysfunction (MGD) patients suffer from Dry Eye.

Regulatory Milestones & Clinical Updates

  Allergan has initiated patient enrollment in a Phase 3 study of cenicriviroc (CVC). The study is being conducted to confirm the efficacy and safety of CVC for the treatment of liver fibrosis in adult subjects with NASH.
  Allergan and Amgen Inc. announced that the Oncologic Drugs Advisory Committee of the FDA review data supporting the Biologics License Application (BLA) for ABP 215, a biosimilar candidate to Avastin®. Following the review, the Advisory Committee unanimously recommended ABP 215 for FDA approval.

Allergan Raises Full Year 2017 Continuing Operations Guidance

This update to Allergan's full year 2017 estimates are based on management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. Continuing operations includes the U.S. Specialized Therapeutics, U.S. General Medicine and International segments.

The following guidance includes the following assumptions:

  Full-Year 2017:
    Net Revenues reflect no NAMENDA XR® generic launch until the first quarter of 2018 and no impact of foreign exchange headwind to revenue
    Non-GAAP Gross Margin reflects better than expected first half 2017 gross margins
    Non-GAAP SG&A reflects increase in G&A due to unfavorable transactional foreign exchange impact
    Non-GAAP Net Interest Expense assumes Teva dividend income in the third quarter of 2017
    Other prior assumptions remain unchanged including, but not limited to:
      RESTASIS® remains stable
      No ESTRACE® Cream generic entry in 2017
      R&D Expense reflects faster clinical program enrollment, lower than expected attrition
      Non-GAAP Average Share count assumes Accelerated Share Repurchase settlement in the third quarter of 2017

	Current Guidance		Previous Guidance
Full Year 2017	GAAP	NON-GAAP	GAAP	NON-GAAP

Total Net Revenues	$15,850 – $16,050 million	$15,850 – $16,050 million	$15,800 – $16,000 million	$15,800 – $16,000 million
Gross Margin (as a % of revenues)	~86.0% - 86.5%	~86.5-87.0%	~84.5% - 85.5%	~86.0-87.0%
SG&A Expense	~$4.950 - $5.050 billion	~$4.500 - $4.600 billion	~$4.750 - $4.850 billion	~$4.450 - $4.550 billion
R&D Expense	~$2.15 billion	~$1.60 billion	~$2.10 billion	~$1.60 billion
Net Interest Expense/Other Income	~$3.05 billion	~$1.00 billion	~$3.00 billion	~$1.075 billion
Tax Rate	~25.5%	~13.0%	~19.0%	~13.0%
Net Income / (Loss) Per Share[1]	$(10.80) - $(11.20)	$16.05 - $16.45	$(9.70) - $(10.20)	$15.85 - $16.35
Average 2017 Share Count[2]	~334 million shares	~356 million shares	~334 million shares	~356 million shares

1 GAAP represents EPS for ordinary shareholders. GAAP (loss) per share includes the impact of amortization of approximately $7.05 billion, IPR&D impairments and asset sales and impairments, net of $1.1 billion and dividends on preferred shares of approximately $278 million. Non-GAAP represents performance net income per share.

2 GAAP EPS shares do not include dilution of shares as earnings are a net loss.  As such, the dilution impact of preferred share conversion and outstanding equity awards is not included in the forecasted shares.

Second Quarter 2017 Conference Call and Webcast Details

Allergan will host a conference call and webcast today, Thursday, August 3, at 8:30 a.m. Eastern Time to discuss its second quarter 2017 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573, and the conference ID is 65876037. A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion, and will remain available through 11:30 p.m. Eastern Time on September 4, 2017. The replay may be accessed by dialing (855) 859-2056 and entering the conference ID 65876037. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same conference ID.

To access the live webcast, please visit Allergan's Investor Relations Web site at https://www.allergan.com/investors. A replay of the webcast will also be available.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, a model of research and development, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. With this approach, Allergan has built one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs currently in development.

Allergan's success is powered by our more than 18,000 global colleagues' commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective on existing trends and information as of the date of this release. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2016 and Allergan's Quarterly Report on Form 10-Q for the period ended March 31, 2017. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

The following presents Allergan plc's statement of operations for the three and six months ended June 30, 2017 and 2016:
Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30,
	2017	2016	2017	2016
Net revenues	$4,007.4	$3,684.8	$7,580.3	$7,084.1

Operating expenses:
Cost of sales (excludes amortization and impairment of
acquired intangibles including product rights)	550.2	441.5	1,000.6	918.9
Research and development	489.4	636.5	1,249.3	1,039.6
Selling, general and administrative	1,395.0	1,210.0	2,580.2	2,306.3
Amortization	1,757.9	1,633.1	3,493.9	3,222.8
In-process research and development impairments	703.3	268.9	1,043.3	274.9
Asset sales and impairments, net	14.0	(17.6)	21.4	(19.3)
Total operating expenses	4,909.8	4,172.4	9,388.7	7,743.2
Operating (loss)	(902.4)	(487.6)	(1,808.4)	(659.1)

Non-operating income (expense):
Interest income	16.6	2.5	41.9	5.4
Interest (expense)	(277.4)	(345.8)	(567.1)	(678.6)
Other income (expense), net	(133.5)	150.1	(2,056.3)	150.6
Total other income (expense), net	(394.3)	(193.2)	(2,581.5)	(522.6)
(Loss) before income taxes and noncontrolling interest	(1,296.7)	(680.8)	(4,389.9)	(1,181.7)
(Benefit) for income taxes	(581.2)	(258.2)	(1,113.3)	(666.9)
Net (loss) from continuing operations, net of tax	(715.5)	(422.6)	(3,276.6)	(514.8)
(Loss) / income from discontinued operations, net of tax	(8.4)	(77.3)	(11.5)	271.3
Net (loss)	(723.9)	(499.9)	(3,288.1)	(243.5)
(Income) attributable to noncontrolling interest	(2.0)	(1.8)	(3.0)	(2.5)
Net (loss) attributable to shareholders	(725.9)	(501.7)	(3,291.1)	(246.0)
Dividends on preferred shares	69.6	69.6	139.2	139.2
Net (loss) attributable to ordinary shareholders	$(795.5)	$(571.3)	$(3,430.3)	$(385.2)

(Loss) / income per share attributable to ordinary shareholders - basic:
Continuing operations	$(2.35)	$(1.25)	$(10.20)	$(1.66)
Discontinued operations	(0.02)	(0.19)	(0.03)	0.69
Net (loss) per share - basic	$(2.37)	$(1.44)	$(10.23)	$(0.97)
(Loss) / income per share attributable to ordinary shareholders - diluted:
Continuing operations	$(2.35)	$(1.25)	$(10.20)	$(1.66)
Discontinued operations	(0.02)	(0.19)	(0.03)	0.69
Net (loss) per share - diluted	$(2.37)	$(1.44)	$(10.23)	$(0.97)

Dividends per ordinary share	$0.70	$-	$1.40	$-

Weighted average shares outstanding:
Basic	335.2	395.6	335.2	395.2
Diluted	335.2	395.6	335.2	395.2

The following table details Allergan plc's product revenue for significant promoted products globally, within the U.S., and international for the three and six months ended June 30, 2017 and 2016.
Table 2
ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended June 30, 2017					Three Months Ended June 30, 2016					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	Total Change	Total Change Percentage
Botox®	$574.0	$-	$242.1	$-	$816.1	$502.2	$-	$217.5	$-	$719.7	$96.4	13.4%
Restasis®	336.4	-	17.3	-	353.7	371.3	-	19.3	-	390.6	(36.9)	(9.4)%
Juvederm Collection **	126.2	-	137.3	-	263.5	117.6	-	107.3	-	224.9	38.6	17.2%
Lumigan®/Ganfort®	79.0	-	94.4	-	173.4	80.6	-	94.5	-	175.1	(1.7)	(1.0)%
Linzess®/Constella®	-	167.8	5.5	-	173.3	-	150.5	4.6	-	155.1	18.2	11.7%
Bystolic® /Byvalson®	-	150.7	0.5	-	151.2	-	150.3	0.4	-	150.7	0.5	0.3%
Alphagan®/Combigan®	96.4	-	42.7	-	139.1	96.0	-	44.2	-	140.2	(1.1)	(0.8)%
Eye Drops	50.7	-	70.7	-	121.4	49.1	-	72.0	-	121.1	0.3	0.2%
Namenda XR®	-	118.7	-	-	118.7	-	166.5	-	-	166.5	(47.8)	(28.7)%
Lo Loestrin®	-	113.0	-	-	113.0	-	101.0	-	-	101.0	12.0	11.9%
Breast Implants	61.3	-	41.1	-	102.4	51.7	-	40.2	-	91.9	10.5	11.4%
Estrace® Cream	-	90.1	-	-	90.1	-	97.2	-	-	97.2	(7.1)	(7.3)%
Alloderm®	84.6	-	2.3	-	86.9	-	-	-	-	-	86.9	n.a.
Viibryd®/Fetzima®	-	85.2	0.7	-	85.9	-	81.7	0.1	-	81.8	4.1	5.0%
Ozurdex ®	24.9	-	51.2	-	76.1	21.5	-	45.7	-	67.2	8.9	13.2%
Vraylar™	-	66.3	-	-	66.3	-	11.1	-	-	11.1	55.2	n.m.
Coolsculpting® Consumables	47.9	-	12.5	-	60.4	-	-	-	-	-	60.4	n.a.
Carafate ® /Sulcrate ®	-	59.2	0.7	-	59.9	-	50.3	0.6	-	50.9	9.0	17.7%
Asacol®/Delzicol®	-	45.6	12.8	-	58.4	-	119.8	11.0	-	130.8	(72.4)	(55.4)%
Zenpep®	-	50.5	-	-	50.5	-	43.0	-	-	43.0	7.5	17.4%
Saphris®	-	43.0	-	-	43.0	-	41.3	-	-	41.3	1.7	4.1%
Canasa®/Salofalk®	-	38.4	4.3	-	42.7	-	46.7	4.6	-	51.3	(8.6)	(16.8)%
Armour Thyroid	-	42.0	-	-	42.0	-	40.6	-	-	40.6	1.4	3.4%
Viberzi®	-	41.3	0.1	-	41.4	-	20.4	-	-	20.4	21.0	102.9%
Coolsculpting® Systems & Add On Applicators	31.0	-	10.2	-	41.2	-	-	-	-	-	41.2	n.a.
Aczone®	41.0	-	0.1	-	41.1	54.1	-	0.1	-	54.2	(13.1)	(24.2)%
Namzaric®	-	33.4	-	-	33.4	-	12.8	-	-	12.8	20.6	160.9%
Teflaro®	-	33.0	-	-	33.0	-	35.2	-	-	35.2	(2.2)	(6.3)%
Rapaflo®	25.7	-	1.7	-	27.4	29.4	-	1.5	-	30.9	(3.5)	(11.3)%
Savella®	-	26.0	-	-	26.0	-	22.3	-	-	22.3	3.7	16.6%
SkinMedica®	25.4	-	-	-	25.4	29.1	-	-	-	29.1	(3.7)	(12.7)%
Dalvance®	-	15.2	1.2	-	16.4	-	10.2	-	-	10.2	6.2	60.8%
Latisse®	13.3	-	2.4	-	15.7	17.7	-	2.2	-	19.9	(4.2)	(21.1)%
Kybella® /Belkyra®	12.7	-	2.0	-	14.7	12.7	-	0.6	-	13.3	1.4	10.5%
Avycaz®	-	14.5	-	-	14.5	-	13.7	-	-	13.7	0.8	5.8%
Lexapro®	-	13.1	-	-	13.1	-	16.5	-	-	16.5	(3.4)	(20.6)%
Tazorac®	12.8	-	0.2	-	13.0	23.4	-	0.2	-	23.6	(10.6)	(44.9)%
Minastrin® 24	-	11.4	-	-	11.4	-	83.0	0.6	-	83.6	(72.2)	(86.4)%
Liletta®	-	6.6	-	-	6.6	-	5.7	-	-	5.7	0.9	15.8%
Enablex®	-	1.0	-	-	1.0	-	-	-	-	-	1.0	n.a.
Namenda® IR	-	-	-	-	-	-	4.1	-	-	4.1	(4.1)	(100.0)%
Other Products Revenues	71.7	161.7	104.5	6.2	344.1	32.5	125.2	89.8	14.2	261.7	82.4	31.5%
Less product sold through our Anda Distribution business	n.a.	n.a.	n.a.	-	-	n.a.	n.a.	n.a.	(24.4)	(24.4)	24.4	n.a.
Total Net Revenues	$1,715.0	$1,427.7	$858.5	$6.2	4,007.4	$1,488.9	$1,449.1	$757.0	$(10.2)	3,684.8	$322.6	8.8%
** Represents sales of all fillers including Juvederm and Voluma product lines.
	Six Months Ended June 30, 2017					Six Months Ended June 30, 2016					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Global	US Specialized Therapeutics	US General Medicine	International	Corporate	Global	Total Change	Total Change Percentage

Botox®	$1,083.4	$—	$446.6	$—	$1,530.0	$957.7	$—	$399.5	$—	$1,357.2	$172.8	12.7%
Restasis®	645.2	-	31.2	-	676.4	670.0	-	34.3	-	704.3	(27.9)	(4.0)%
Juvederm Collection **	246.0	-	259.5	-	505.5	220.3	-	207.4	-	427.7	77.8	18.2%
Lumigan®/Ganfort®	153.3	-	180.3	-	333.6	162.1	-	182.6	-	344.7	(11.1)	(3.2)%
Linzess®/Constella®	-	315.4	10.4	-	325.8	-	287.6	8.4	-	296.0	29.8	10.1%
Bystolic® /Byvalson®	-	290.5	1.0	-	291.5	-	313.9	0.8	-	314.7	(23.2)	(7.4)%
Alphagan®/Combigan®	182.8	-	85.0	-	267.8	180.9	-	86.0	-	266.9	0.9	0.3%
Namenda XR®	-	240.7	-	-	240.7	-	339.6	-	-	339.6	(98.9)	(29.1)%
Eye Drops	98.5	-	136.0	-	234.5	89.9	-	139.2	-	229.1	5.4	2.4%
Lo Loestrin®	-	212.8	-	-	212.8	-	190.3	-	-	190.3	22.5	11.8%
Breast Implants	115.6	-	78.7	-	194.3	98.1	-	76.9	-	175.0	19.3	11.0%
Estrace® Cream	-	163.5	-	-	163.5	-	177.8	-	-	177.8	(14.3)	(8.0)%
Viibryd®/Fetzima®	-	157.7	1.1	-	158.8	-	165.0	0.1	-	165.1	(6.3)	(3.8)%
Ozurdex ®	47.4	-	102.3	-	149.7	40.9	-	86.8	-	127.7	22.0	17.2%
Alloderm®	138.7	-	3.5	-	142.2	-	-	-	-	-	142.2	n.a.
Asacol®/Delzicol®	-	103.2	24.9	-	128.1	-	225.7	26.3	-	252.0	(123.9)	(49.2)%
Vraylar™	-	119.9	-	-	119.9	-	18.7	-	-	18.7	101.2	n.m.
Carafate ® /Sulcrate ®	-	117.9	1.4	-	119.3	-	111.3	1.1	-	112.4	6.9	6.1%
Zenpep®	-	97.0	-	-	97.0	-	92.6	-	-	92.6	4.4	4.8%
Aczone®	81.6	-	0.1	-	81.7	87.1	-	0.1	-	87.2	(5.5)	(6.3)%
Canasa®/Salofalk®	-	76.7	8.7	-	85.4	-	87.8	8.6	-	96.4	(11.0)	(11.4)%
Saphris®	-	80.3	-	-	80.3	-	82.8	-	-	82.8	(2.5)	(3.0)%
Armour Thyroid	-	79.3	-	-	79.3	-	82.7	-	-	82.7	(3.4)	(4.1)%
Viberzi®	-	72.8	0.1	-	72.9	-	24.4	-	-	24.4	48.5	198.8%
Teflaro®	-	63.6	-	-	63.6	-	68.6	-	-	68.6	(5.0)	(7.3)%
Coolsculpting® Consumables	47.9	-	12.5	-	60.4	-	-	-	-	-	60.4	n.a.
Namzaric®	-	57.0	-	-	57.0	-	23.1	-	-	23.1	33.9	146.8%
Rapaflo®	51.6	-	3.7	-	55.3	62.4	-	2.7	-	65.1	(9.8)	(15.1)%
SkinMedica®	53.4	-	-	-	53.4	55.7	-	-	-	55.7	(2.3)	(4.1)%
Minastrin® 24	-	52.5	-	-	52.5	-	162.6	1.4	-	164.0	(111.5)	(68.0)%
Savella®	-	50.3	-	-	50.3	-	46.0	-	-	46.0	4.3	9.3%
Coolsculpting® Systems & Add On Applicators	31.0	-	10.2	-	41.2	-	-	-	-	-	41.2	n.a.
Tazorac®	36.2	-	0.4	-	36.6	40.5	-	0.4	-	40.9	(4.3)	(10.5)%
Kybella® /Belkyra®	27.8	-	3.5	-	31.3	24.0	-	1.1	-	25.1	6.2	24.7%
Latisse®	26.9	-	4.3	-	31.2	37.5	-	4.3	-	41.8	(10.6)	(25.4)%
Lexapro®	-	26.5	-	-	26.5	-	35.2	-	-	35.2	(8.7)	(24.7)%
Dalvance®	-	24.8	1.2	-	26.0	-	16.4	-	-	16.4	9.6	58.5%
Avycaz®	-	25.8	-	-	25.8	-	22.1	-	-	22.1	3.7	16.7%
Liletta®	-	13.8	-	-	13.8	-	10.6	-	-	10.6	3.2	30.2%
Enablex®	-	1.9	-	-	1.9	-	12.8	-	-	12.8	(10.9)	(85.2)%
Namenda® IR	-	0.1	-	-	0.1	-	9.9	-	-	9.9	(9.8)	(99.0)%
Other	129.7	329.5	189.2	14.0	662.4	60.5	295.3	162.3	19.7	537.8	124.6	23.2%
Less product sold through our former Anda Distribution business	n.a.	n.a.	n.a.	-	-	n.a.	n.a.	n.a.	(56.3)	(56.3)	56.3	(100.0)%
Total Net Revenues	$3,197.0	$2,773.5	$1,595.8	$14.0	7,580.3	$2,787.6	$2,902.8	$1,430.3	$(36.6)	7,084.1	$496.2	7.0%

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of June 30, 2017 and December 31, 2016.
Table 3
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	June 30,	December 31,
	2017	2016

Assets
Cash and cash equivalents	$886.9	$1,724.0
Marketable securities	4,939.0	11,501.5
Accounts receivable, net	2,795.9	2,531.0
Inventories	935.9	718.0
Other current assets	875.5	1,383.4
Assets held for sale	11.1	27.0
Property, plant and equipment, net	1,750.1	1,611.3
Investments and other assets	578.5	515.4
Product rights and other intangibles, net	62,369.7	62,618.6
Goodwill	49,592.2	46,356.1
Total assets	$124,734.8	$128,986.3

Liabilities & Equity
Current liabilities	$4,843.3	$5,076.8
Current and long-term debt and capital leases	30,238.3	32,768.7
Deferred income taxes and other liabilities	14,420.4	14,940.3
Total equity	75,232.8	76,200.5
Total liabilities and equity	$124,734.8	$128,986.3

The following table presents Allergan plc's Condensed Consolidated Statements of Cash Flows for the three and six months ended June 30, 2017 and 2016.
Table 4
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash Flows From Operating Activities:
Net (loss)	$(723.9)	$(499.9)	$(3,288.1)	$(243.5)
Reconciliation to net cash provided by operating activities:
Depreciation	39.6	34.8	81.2	76.9
Amortization	1,757.9	1,635.5	3,493.9	3,227.6
Provision for inventory reserve	24.8	57.7	48.7	116.9
Share-based compensation	85.8	89.8	148.5	188.8
Deferred income tax benefit	(766.0)	192.1	(1,478.8)	(327.1)
In-process research and development impairments	703.3	268.9	1,043.3	274.9
Loss on asset sales and impairments, net	14.0	(17.6)	21.4	(19.3)
Net income impact of other-than-temporary loss
on investment in Teva securities	-	-	1,978.0	-
Amortization of inventory step up	59.9	-	87.8	42.4
Non-cash extinguishment of debt	(8.2)	-	(8.2)	-
Amortization of deferred financing costs	6.5	11.0	13.2	21.0
Contingent consideration adjustments, including accretion	(15.5)	27.2	15.2	60.8
Other, net	(3.8)	(17.3)	(22.6)	(26.4)
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	(192.2)	(352.6)	(139.0)	(501.2)
Decrease / (increase) in inventories	(44.6)	(34.7)	(95.1)	(183.2)
Decrease / (increase) in prepaid expenses and other current assets	8.0	231.0	10.5	245.4
Increase / (decrease) in accounts payable and accrued expenses	156.2	392.7	(207.5)	424.0
Increase / (decrease) in income and other taxes payable	549.9	(425.4)	673.7	(477.6)
Increase / (decrease) in other assets and liabilities	(22.4)	(213.4)	(23.5)	(267.5)
Net cash provided by operating activities	1,629.3	1,379.8	2,352.6	2,632.9
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(104.0)	(97.9)	(137.2)	(182.8)
Additions to product rights and other intangibles	(240.0)	-	(586.3)	-
Additions to investments	(400.0)	-	(6,787.9)	-
Proceeds from sale of investments and other assets	3,542.2	6.5	13,197.5	25.5
Proceeds from sales of property, plant and equipment	3.6	2.4	4.3	14.5
Acquisitions of businesses, net of cash acquired	(2,416.0)	-	(5,290.4)	-
Net cash provided by / (used in) investing activities	385.8	(89.0)	400.0	(142.8)
Cash Flows From Financing Activities:
Proceeds from borrowings on long-term indebtedness, including credit facility	3,023.0	-	3,023.0	900.0
Debt issuance and other financing costs	(17.5)	-	(17.5)	-
Payments on debt, including capital lease obligations	(4,563.3)	(2,981.4)	(5,579.2)	(3,835.6)
Proceeds from stock plans	72.1	37.7	124.7	107.3
Payments of contingent consideration and other financing	(428.8)	(31.5)	(505.1)	(63.8)
Repurchase of ordinary shares	(5.7)	(14.1)	(35.2)	(67.3)
Dividends	(306.1)	(69.6)	(611.9)	(139.2)
Net cash (used in) financing activities	(2,226.3)	(3,058.9)	(3,601.2)	(3,098.6)
Effect of currency exchange rate changes on cash and cash equivalents	5.2	(3.2)	11.5	2.0
Net (decrease) in cash and cash equivalents	(206.0)	(1,771.3)	(837.1)	(606.5)
Cash and cash equivalents at beginning of period	1,092.9	2,260.8	1,724.0	1,096.0
Cash and cash equivalents at end of period	$886.9	$489.5	$886.9	$489.5

Non-GAAP performance net income per share is used by management as one of the primary metrics in evaluating the Company's performance.  The Company believes that Non-GAAP performance net income per share provides useful information to investors because it is a financial measure used by our management team to evaluate our operating performance, make day to day operating decisions, prepare internal forecasts, communicate external forward-looking guidance to investors, compensate management and allocate the Company's resources. We believe this presentation also increases comparability of period-to-period results. We define non-GAAP adjustments to the reported GAAP measures as GAAP results adjusted for the following net of tax: (i) amortization expenses, (ii) global supply chain and operational excellence initiatives, (iii) acquisition, integration and licensing charges, (iv) accretion and fair market value adjustments on contingent liabilities, (v) impairment/asset sales and related costs, including the exclusion of discontinued operations, (vi) legal settlements and (vii) other unusual charges or expenses.  Non-GAAP performance net income per share is not, and should not be viewed as, a substitute for reported GAAP continuing operations loss per share.  The Company has consistently excluded amortization of all intangible assets, including the product rights that generate a significant portion of our ongoing revenue. The Company's total accumulated amortization related to our intangible assets as of June 30, 2017 and December 31, 2016 was $18.2 billion and $14.6 billion, respectively, and is expected to continue to be a material non-GAAP adjustment.  The following table presents Allergan plc's GAAP to Non-GAAP adjustments for the three and six months ended June 30, 2017 and 2016:

Table 5
ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended June 30, 2017
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$4,007.4	$550.2	$489.4	$935.2	$459.8	$1,757.9	$717.3	$(260.8)	$(133.5)	$(581.2)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(59.9)	-	-	-	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.1)	(4.6)	(8.9)	(36.4)	-	-	-	-	-
Severance due to integration of acquired entities	-	(0.2)	(1.9)	(5.8)	(10.9)	-	-	-	-	-
Non-acquisition related severance and restructuring	-	(5.4)	(26.8)	(29.9)	(3.5)	-	-	-	-	-
Costs associated with disposed businesses	-	(1.0)	-	-	(1.3)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.1)	-	(5.2)	(28.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Akarna Therapeutics, Ltd.	-	-	(39.6)	-	-	-	-	-	-	-
Other	-	-	(13.2)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	24.8	(9.3)	-	-	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(9.7)	-	-
Decrease in realization of certain IPR&D products acquired in the Allergan Acquisition	-	-	-	-	-	-	(550.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the Uteron acquisition	-	-	-	-	-	-	(91.3)	-	-	-
Decrease in realization of certain R&D projects acquired in the Warner Chilcott acquisition	-	-	-	-	-	-	(57.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(19.0)	-	-	-
Impact of debt refinancing	-	-	-	-	(12.6)	-	-	-	161.5	-
Litigation settlement related charges	-	-	-	-	(42.5)	-	-	-	-	-
Other adjustments	-	0.2	(0.1)	0.5	6.0	(1,757.9)	-	-	5.8	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	608.0
Discrete income tax events	-	-	-	-	-	-	-	-	-	188.9

Non-GAAP Adjusted	$4,007.4	$507.5	$393.9	$885.9	$330.6	$-	$-	$(270.5)	$33.8	$215.7

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended June 30, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$3,684.8	$441.5	$636.5	$866.8	$343.2	$1,633.1	$251.3	$(343.3)	$150.1	$(258.2)

Expenditures incurred with the Pfizer transaction	-	(1.5)	(2.5)	(12.6)	(21.6)	-	-	-	(150.0)	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.9)	(10.2)	(17.9)	(11.4)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(1.4)	(0.1)	(6.3)	(2.9)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.4)	(1.1)	(1.5)	(51.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Topokine	-	-	(85.8)	-	-	-	-	-	-	-
Heptares			(125.0)
Other	-	-	(32.4)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	4.8	(34.4)	-	-	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	8.6	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(10.3)	-	-
Women's healthcare portfolio product impairment							(24.0)
Osteoarthritis IPR&D impairment							(189.9)
Asset sales and impairments, other	-	-	-	-	-	-	(37.4)	-	-	-
Litigation settlement related charges	-	-	-	-	(49.7)	-	-	-	-	-
Other adjustments	-	(0.1)	-	(0.1)	(4.8)	(1,633.1)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	355.0
Discrete income tax events	-	-	-	-	-	-	-	-	-	9.9

Non-GAAP Adjusted	$3,684.8	$441.0	$345.0	$828.4	$210.4	$-	$-	$(353.6)	$0.1	$106.7

The non-GAAP income tax expense is determined based on our pre-tax income adjusted for non-GAAP items on a jurisdiction by jurisdiction basis. The non-GAAP effective tax rate for the three months ended June 30, 2017 was impacted by U.S. income taxed at rates higher than the Irish statutory rate, partially offset by income earned in jurisdictions with tax rates lower than the Irish statutory rate.

The non-GAAP effective tax rate for the three months ended June 30, 2017 excludes a net discrete tax benefit of approximately $188.9 million related to the tax effects of an investment in a U.S. subsidiary, share-based compensation and other individually insignificant items.

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Six Months Ended June 30, 2017
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$7,580.3	$1,000.6	$1,249.3	$1,804.3	$775.9	$3,493.9	$1,064.7	$(525.2)	$(2,056.3)	$(1,113.3)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(87.8)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(2.0)	(2.4)	(5.6)	(10.5)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(2.1)	(10.2)	(18.3)	(42.4)	-	-	-	-	-
Severance due to integration of acquired entities	-	(0.5)	(2.5)	(15.5)	(14.7)	-	-	-	-	-
Non-acquisition related severance and restructuring	-	(5.4)	(26.8)	(29.9)	(3.5)	-	-	-	-	-
Costs associated with disposed businesses	-	(1.0)	-	-	(13.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.6)	(0.9)	(5.6)	(55.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Assembly Biosciences, Inc.	-	-	(50.0)	-	-	-	-	-	-	-
Lysosomal Therapeutics, Inc.	-	-	(145.0)	-	-	-	-	-	-	-
Editas Medicine Inc.	-	-	(90.0)	-	-	-	-	-	-	-
Akarna Therapeutics, Ltd.	-	-	(39.6)	-	-	-	-	-	-	-
Other	-	-	(19.3)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	60.3	(75.5)	-	-	-	-	-	-	-
Net income impact of determining that the loss on investment of Teva securities is other-than-temporary	-	-	-	-	-	-	-	-	1,978.0	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(20.0)	-	-
Termination of agreement for SER-120	-	-	-	-	-	-	(147.4)	-	-	-
Decrease in realization of certain IPR&D products acquired in the Allergan Acquisition	-	-	-	-	-	-	(550.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the Uteron acquisition	-	-	-	-	-	-	(91.3)	-	-	-
Decrease in realization of certain R&D projects acquired in the Warner Chilcott acquisition	-	-	-	-	-	-	(257.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(19.0)	-	-	-
Settlement of Naurex, Inc. agreement	-	-	-	-	-	-	-	-	(20.0)	-
Impact of debt refinancing	-	-	-	-	(12.6)	-	-	-	161.5	-
Litigation settlement related charges	-	-	-	-	(41.4)	-	-	-	-	-
Other adjustments	-	1.3	0.7	(0.3)	10.9	(3,493.9)	-	-	5.7	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	1,294.0
Discrete income tax events	-	-	-	-	-	-	-	-	-	216.4

Non-GAAP Adjusted	$7,580.3	$962.8	$787.8	$1,729.1	$593.3	$-	$-	$(545.2)	$68.9	$397.1

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Six Months Ended June 30, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$7,084.1	$918.9	$1,039.6	$1,633.6	$672.7	$3,222.8	$255.6	$(673.2)	$150.6	$(666.9)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(42.4)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(2.2)	(3.5)	(21.0)	(48.2)	-	-	-	(150.0)	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(4.7)	(23.8)	(39.0)	(23.7)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(3.3)	(2.6)	(5.4)	(5.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(2.5)	6.3	(7.4)	(83.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Topokine	-	-	(85.8)	-	-	-	-	-	-	-
Anterios	-	-	(89.2)	-	-	-	-	-	-	-
Heptares	-	-	(125.0)	-	-	-	-	-	-	-
Other	-	-	(34.2)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(3.0)	(60.3)	-	(0.1)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(0.2)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(30.3)	-	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(24.0)	-	-	-
Osteoarthritis IPR&D impairment	-	-	-	-	-	-	(189.9)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(41.7)	-	-	-
Litigation settlement related charges	-	-	-	-	(59.2)	-	-	-	-	-
Other adjustments	-	(0.1)	-	(0.1)	(5.8)	(3,222.8)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	980.1
Discrete income tax events	-	-	-	-	-	-	-	-	-	(72.3)

Non-GAAP Adjusted	$7,084.1	$860.7	$621.5	$1,560.7	$447.1	$(0.0)	$-	$(703.5)	$0.6	$240.9

The non-GAAP income tax expense is determined based on our pre-tax income adjusted for non-GAAP items on a jurisdiction by jurisdiction basis. The non-GAAP effective tax rate for the six months ended June 30, 2017 was impacted by U.S. income taxed at rates higher than the Irish statutory rate, partially offset by income earned in jurisdictions with tax rates lower than the Irish statutory rate.

The non-GAAP effective tax rate for the six months ended June 30, 2017 excludes a net discrete tax benefit of approximately $216.4 million related to the tax effects of an investment in a U.S. subsidiary, integration activities, share-based compensation and other individually insignificant items.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP performance net income and non-GAAP performance net income per share for the three and six months ended June 30, 2017 and 2016:

Table 6
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP to Non-GAAP Performance net income calculation

GAAP (loss) from continuing operations attributable to shareholders	$(717.5)	$(424.4)	$(3,279.6)	$(517.3)
Adjusted for:
Amortization	1,757.9	1,633.1	3,493.9	3,222.8
Acquisition and licensing charges (1)	273.2	232.2	2,631.6	471.7
Accretion and fair-value adjustments to contingent consideration	(15.5)	29.6	15.2	63.4
Impairment/asset sales and related costs	717.3	251.3	1,064.7	255.6
Non-recurring (gain) / losses	174.1	(8.6)	174.1	0.2
Legal settlements	42.5	49.7	41.4	59.2
Income taxes on items above and other income tax adjustments	(796.9)	(364.9)	(1,510.4)	(907.8)
Non-GAAP performance net income attributable to shareholders	$1,435.1	$1,398.0	$2,630.9	$2,647.8

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$(2.14)	$(1.07)	$(9.78)	$(1.31)

Non-GAAP performance net income per share attributable to shareholders	$4.02	$3.35	$7.37	$6.34

Basic weighted average ordinary shares outstanding	335.2	395.6	335.2	395.2
Effect of dilutive securities:
Dilutive shares	21.5	21.8	21.8	22.3
Diluted weighted average ordinary shares outstanding	356.7	417.4	357.0	417.5

(1) Includes stock-based compensation due to the Zeltiq, Allergan and Forest acquisitions as well as the valuation accounting impact in interest expense, net.

We define adjusted EBITDA as an amount equal to consolidated net income / (loss) from continuing operations attributable to shareholders for such period adjusted for the following: (i) interest expense, (ii) interest income, (iii) (benefit) for income taxes, (iv) depreciation and amortization expenses, (v) stock-based compensation expense, (vi) asset impairment charges and losses / (gains) and expenses associated with the sale of assets, including the exclusion of discontinued operations, (vii) business restructuring charges associated with Allergan's global supply chain and operational excellence initiatives or other restructurings of a similar nature, (viii) costs and charges associated with the acquisition of businesses and assets including, but not limited to, milestone payments, integration charges, other charges associated with the revaluation of assets or liabilities and charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (ix) litigation charges and settlements and (x) other unusual charges or expenses. We define non-GAAP adjusted operating income as adjusted EBITDA including depreciation and certain stock-based compensation charges and excluding dividend income.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders for the three and six months ended June 30, 2017 and 2016 to adjusted EBITDA and adjusted operating income:

Table 7
ALLERGAN PLC
ADJUSTED EBITDA and ADJUSTED OPERATING INCOME, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP (loss) from continuing operations attributable to shareholders	$(717.5)	$(424.4)	$(3,279.6)	$(517.3)
Plus:
Interest expense	277.4	345.8	567.1	678.6
Interest income	(16.6)	(2.5)	(41.9)	(5.4)
(Benefit) for income taxes	(581.2)	(258.2)	(1,113.3)	(666.9)
Depreciation	39.6	32.8	81.2	73.8
Amortization	1,757.9	1,633.1	3,493.9	3,222.8
EBITDA	$759.6	$1,326.6	$(292.6)	$2,785.6
Adjusted for:
Acquisition and licensing and other charges	231.9	201.0	2,578.6	410.2
Impairment/asset sales and related costs	717.3	251.3	1,064.7	255.6
Non-recurring (gain) / losses	174.1	(8.6)	174.1	0.2
Legal settlements	42.5	49.7	41.4	59.2
Accretion and fair-value adjustments to contingent consideration	(15.5)	29.6	15.2	63.4
Share-based compensation including cash settlements	117.3	85.2	180.0	176.0
Adjusted EBITDA	$2,027.2	$1,934.8	$3,761.4	$3,750.2
Adjusted for:
Depreciation	(39.6)	(32.8)	(81.2)	(73.8)
Dividend income	(34.1)	-	(68.2)	-
Share-based compensation not related to restructuring charges and purchase accounting impact on stock-based compensation for acquired awards	(66.3)	(43.8)	(107.0)	(84.8)
Adjusted Operating Income	$1,887.2	$1,858.2	$3,505.0	$3,591.6

The following table details Allergan plc's segment contribution reconciled to the non-GAAP contribution for the same financial statement line items for the three and six months ended June 30, 2017 and 2016.

										Table 8
ALLERGAN PLC
Segment Contribution to Non-GAAP Allergan plc Contribution
(Unaudited; $ in millions)

	Three Months Ended June 30, 2017					Three Months Ended June 30, 2016
	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues (1)	$1,715.0	$1,427.7	$858.5	$6.2	$4,007.4	$1,488.9	$1,449.1	$757.0	$(10.2)	$3,684.8
Operating expenses:
Cost of sales(1)(2)	128.8	203.2	125.0	50.5	507.5	75.1	214.9	115.0	36.0	441.0
Selling and marketing	356.8	288.1	238.9	2.1	885.9	287.8	332.7	207.2	0.7	828.4
General and administrative	49.8	41.3	28.3	211.2	330.6	46.0	43.7	30.9	89.8	210.4
Segment contribution	$1,179.6	$895.1	$466.3	$(257.6)	$2,283.4	$1,080.0	$857.8	$403.9	$(136.7)	$2,205.0
Segment margin	68.8%	62.7%	54.3%	n.m.	57.0%	72.5%	59.2%	53.4%	n.m.	59.8%
Segment gross margin(3)	92.5%	85.8%	85.4%	n.m.	87.3%	95.0%	85.2%	84.8%	n.m.	88.0%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers for the US Specialized Therapeutics Segment and the US General Medicine Segment in the three months ended June 30, 2016 of $24.4 million, which are reclassified to discontinued operations through Corporate.  The corresponding reclassification recorded in cost of goods sold was $23.7 million in the three months ended June 30, 2016.

(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

	Six Months Ended June 30, 2017					Six Months Ended June 30, 2016
	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues (1)	$3,197.0	$2,773.5	$1,595.8	$14.0	$7,580.3	$2,787.6	$2,902.8	$1,430.3	$(36.6)	$7,084.1
Operating expenses:
Cost of sales(1)(2)	218.0	397.7	225.3	121.8	962.8	145.8	434.5	214.2	66.2	860.7
Selling and marketing	687.2	590.6	448.4	2.9	1,729.1	552.4	610.0	394.5	3.8	1,560.7
General and administrative	94.6	82.0	58.2	358.5	593.3	85.2	85.9	58.5	217.5	447.1
Segment contribution	$2,197.2	$1,703.2	$863.9	$(469.2)	$4,295.1	$2,004.2	$1,772.4	$763.1	$(324.1)	$4,215.6
Segment margin	68.7%	61.4%	54.1%	n.m.	56.7%	71.9%	61.1%	53.4%	n.m.	59.5%
Segment gross margin(3)	93.2%	85.7%	85.9%	n.m.	87.3%	94.8%	85.0%	85.0%	n.m.	87.9%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers for the US Specialized Therapeutics Segment and the US General Medicine Segment in the six months ended June 30, 2016 of $56.3 million, which are reclassified to discontinued operations through Corporate.  The corresponding reclassification recorded in cost of goods sold was $55.2 million in the six months ended June 30, 2016.

(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.
The following table details Allergan plc's product revenue for significant promoted products within the US Specialized Therapeutics segment for the three and six months ended June 30, 2017 and 2016.

Table 9
ALLERGAN PLC
US Specialized Therapeutics Product Revenue
(Unaudited; in millions)

	Three Months Ended June 30,		Change
	2017	2016 (1)	Dollars	%

Total Eye Care	$600.1	$636.1	$(36.0)	(5.7)%
Restasis®	336.4	371.3	(34.9)	(9.4)%
Alphagan®/Combigan®	96.4	96.0	0.4	0.4%
Lumigan®/Ganfort®	79.0	80.6	(1.6)	(2.0)%
Ozurdex®	24.9	21.5	3.4	15.8%
Eye Drops	50.7	49.1	1.6	3.3%
Other Eye Care	12.7	17.6	(4.9)	(27.8)%
Total Medical Aesthetics	643.9	419.8	224.1	53.4%
Facial Aesthetics	349.2	320.2	29.0	9.1%
Botox® Cosmetics	210.3	189.9	20.4	10.7%
Juvederm Collection	126.2	117.6	8.6	7.3%
Kybella®	12.7	12.7	-	0.0%
Plastic Surgery	61.3	52.8	8.5	16.1%
Breast Implants	61.3	51.7	9.6	18.6%
Other Plastic Surgery	-	1.1	(1.1)	(100.0)%
Regenerative Medicine	115.8	-	115.8	n.a.
Alloderm®	84.6	-	84.6	n.a.
Other Regenerative Medicine	31.2	-	31.2	n.a.
Body Contouring	78.9	-	78.9	n.a.
Coolsculpting® Systems & Add On Applicators	31.0	-	31.0	n.a.
Coolsculpting® Consumables	47.9	-	47.9	n.a.
Skin Care	38.7	46.8	(8.1)	(17.3)%
SkinMedica®	25.4	29.1	(3.7)	(12.7)%
Latisse®	13.3	17.7	(4.4)	(24.9)%
Total Medical Dermatology	81.8	97.1	(15.3)	(15.8)%
Aczone®	41.0	54.1	(13.1)	(24.2)%
Tazorac®	12.8	23.4	(10.6)	(45.3)%
Botox® Hyperhidrosis	16.8	16.3	0.5	3.1%
Other Medical Dermatology	11.2	3.3	7.9	n.m.
Total Neuroscience & Urology	372.6	326.3	46.3	14.2%
Botox® Therapeutics	346.9	296.0	50.9	17.2%
Rapaflo®	25.7	29.4	(3.7)	(12.6)%
Other Neuroscience & Urology	-	0.9	(0.9)	(100.0)%
Other Revenues	16.6	9.6	7.0	72.9%
Net revenues	$1,715.0	$1,488.9	$226.1	15.2%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

	Six Months Ended June 30,		Change
	2017	2016 (1)	Dollars	%

Total Eye Care	$1,153.2	$1,169.1	$(15.9)	(1.4)%
Restasis®	645.2	670.0	(24.8)	(3.7)%
Alphagan®/Combigan®	182.8	180.9	1.9	1.1%
Lumigan®/Ganfort®	153.3	162.1	(8.8)	(5.4)%
Ozurdex®	47.4	40.9	6.5	15.9%
Eye Drops	98.5	89.9	8.6	9.6%
Other Eye Care	26.0	25.3	0.7	2.8%
Total Medical Aesthetics	1,134.0	793.7	340.3	42.9%
Facial Aesthetics	667.9	599.6	68.3	11.4%
Botox® Cosmetics	394.1	355.3	38.8	10.9%
Fillers	246.0	220.3	25.7	11.7%
Kybella®	27.8	24.0	3.8	15.8%
Plastic Surgery	115.6	100.9	14.7	14.6%
Breast Implants	115.6	98.1	17.5	17.8%
Other Plastic Surgery	-	2.8	(2.8)	(100.0)%
Regenerative Medicine	191.3	-	191.3	n.a.
Alloderm®	138.7	-	138.7	n.a.
Other Regenerative Medicine	52.6	-	52.6	n.a.
Body Contouring	78.9	-	78.9	n.a.
Coolsculpting® Systems & Add On Applicators	31.0	-	31.0	n.a.
Coolsculpting® Consumables	47.9	-	47.9	n.a.
Skin Care	80.3	93.2	(12.9)	(13.8)%
SkinMedica®	53.4	55.7	(2.3)	(4.1)%
Latisse®	26.9	37.5	(10.6)	(28.3)%
Total Medical Dermatology	168.4	166.1	2.3	1.4%
Aczone®	81.6	87.1	(5.5)	(6.3)%
Tazorac®	36.2	40.5	(4.3)	(10.6)%
Botox® Hyperhidrosis	33.6	32.6	1.0	3.1%
Other Medical Dermatology	17.0	5.9	11.1	188.1%
Total Neuroscience & Urology	707.3	633.1	74.2	11.7%
Botox® Therapeutics	655.7	569.8	85.9	15.1%
Rapaflo®	51.6	62.4	(10.8)	(17.3)%
Other Neuroscience & Urology	-	0.9	(0.9)	(100.0)%
Other Revenues	34.1	25.6	8.5	33.2%
Net revenues	$3,197.0	$2,787.6	$409.4	14.7%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the US General Medicine segment for the three and six months ended June 30, 2017 and 2016.
Table 10

ALLERGAN PLC
US General Medicine Product Revenue
(Unaudited; in millions)

	Three Months Ended June 30,		Change
	2017	2016 (1)	Dollars	%

Total Central Nervous System (CNS)	$346.6	$317.5	29.1	9.2%
Namenda XR®	118.7	166.5	(47.8)	(28.7)%
Namzaric®	33.4	12.8	20.6	160.9%
Viibryd®/Fetzima®	85.2	81.7	3.5	4.3%
Vraylar™	66.3	11.1	55.2	n.m.
Saphris®	43.0	41.3	1.7	4.1%
Namenda® IR	-	4.1	(4.1)	(100.0)%
Total Gastrointestinal (GI)	410.8	442.0	(31.2)	(7.1)%
Linzess®	167.8	150.5	17.3	11.5%
Asacol®/Delzicol®	45.6	119.8	(74.2)	(61.9)%
Carafate®/Sulcrate®	59.2	50.3	8.9	17.7%
Zenpep®	50.5	43.0	7.5	17.4%
Canasa®/Salofalk®	38.4	46.7	(8.3)	(17.8)%
Viberzi®	41.3	20.4	20.9	102.5%
Other GI	8.0	11.3	(3.3)	(29.2)%
Total Women's Health	248.0	296.1	(48.1)	(16.2)%
Lo Loestrin®	113.0	101.0	12.0	11.9%
Estrace® Cream	90.1	97.2	(7.1)	(7.3)%
Minastrin® 24	11.4	83.0	(71.6)	(86.3)%
Liletta®	6.6	5.7	0.9	15.8%
Other Women's Health	26.9	9.2	17.7	192.4%
Total Anti-Infectives	67.8	63.1	4.7	7.4%
Teflaro®	33.0	35.2	(2.2)	(6.3)%
Dalvance®	15.2	10.2	5.0	49.0%
Avycaz®	14.5	13.7	0.8	5.8%
Other Anti-Infectives	5.1	4.0	1.1	27.5%
Diversified Brands	305.5	308.5	(3.0)	(1.0)%
Bystolic® /Byvalson®	150.7	150.3	0.4	0.3%
Armour Thyroid	42.0	40.6	1.4	3.4%
Savella®	26.0	22.3	3.7	16.6%
Lexapro®	13.1	16.5	(3.4)	(20.6)%
Enablex®	1.0	-	1.0	n.a.
PacPharma	3.7	14.7	(11.0)	(74.8)%
Other Diversified Brands	69.0	64.1	4.9	7.6%
Other Revenues	49.0	21.9	27.1	123.7%
Net revenues	$1,427.7	$1,449.1	$(21.4)	(1.5)%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

	Six Months Ended June 30,		Change
	2017	2016 (1)	Dollars	%

Total Central Nervous System (CNS)	$655.7	$639.1	16.6	2.6%
Namenda XR®	240.7	339.6	(98.9)	(29.1)%
Namzaric®	57.0	23.1	33.9	146.8%
Viibryd®/Fetzima®	157.7	165.0	(7.3)	(4.4)%
Saphris®	80.3	82.8	(2.5)	(3.0)%
Vraylar™	119.9	18.7	101.2	n.m.
Namenda® IR	0.1	9.9	(9.8)	(99.0)%
Total Gastrointestinal (GI)	798.3	845.6	(47.3)	(5.6)%
Linzess®	315.4	287.6	27.8	9.7%
Asacol®/Delzicol®	103.2	225.7	(122.5)	(54.3)%
Carafate®/Sulcrate®	117.9	111.3	6.6	5.9%
Zenpep®	97.0	92.6	4.4	4.8%
Canasa®/Salofalk®	76.7	87.8	(11.1)	(12.6)%
Viberzi®	72.8	24.4	48.4	198.4%
Other GI	15.3	16.2	(0.9)	(5.6)%
Total Women's Health	492.7	559.8	(67.1)	(12.0)%
Lo Loestrin®	212.8	190.3	22.5	11.8%
Estrace® Cream	163.5	177.8	(14.3)	(8.0)%
Minastrin® 24	52.5	162.6	(110.1)	(67.7)%
Liletta®	13.8	10.6	3.2	30.2%
Other Women's Health	50.1	18.5	31.6	170.8%
Total Anti-Infectives	123.5	114.6	8.9	7.8%
Teflaro®	63.6	68.6	(5.0)	(7.3)%
Dalvance®	24.8	16.4	8.4	51.2%
Avycaz®	25.8	22.1	3.7	16.7%
Other Anti-Infectives	9.3	7.5	1.8	24.0%
Diversified Brands	604.5	719.5	(115.0)	(16.0)%
Bystolic® /Byvalson®	290.5	313.9	(23.4)	(7.5)%
Armour Thyroid	79.3	82.7	(3.4)	(4.1)%
Savella®	50.3	46.0	4.3	9.3%
Lexapro®	26.5	35.2	(8.7)	(24.7)%
Enablex®	1.9	12.8	(10.9)	(85.2)%
PacPharma	6.7	43.5	(36.8)	(84.6)%
Other Diversified Brands	149.3	185.4	(36.1)	(19.5)%
Other Revenues	98.8	24.2	74.6	n.m.
Net revenues	$2,773.5	$2,902.8	$(129.3)	(4.5)%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the International segment for the three and six months ended June 30, 2017 and 2016.

Table 11

ALLERGAN PLC
International Product Revenue
(Unaudited; in millions)

	Three Months Ended June 30,		Change
	2017	2016	Dollars	%

Total Eye Care	$322.0	$318.7	$3.3	1.0%
Lumigan®/Ganfort®	94.4	94.5	(0.1)	(0.1)%
Alphagan®/Combigan®	42.7	44.2	(1.5)	(3.4)%
Ozurdex®	51.2	45.7	5.5	12.0%
Optive®	27.6	26.0	1.6	6.2%
Other Eye Drops	43.1	46.0	(2.9)	(6.3)%
Restasis®	17.3	19.3	(2.0)	(10.4)%
Other Eye Care	45.7	43.0	2.7	6.3%
Total Medical Aesthetics	358.0	284.1	73.9	26.0%
Facial Aesthetics	287.5	240.6	46.9	19.5%
Botox® Cosmetics	148.2	132.7	15.5	11.7%
Juvederm Collection	137.3	107.3	30.0	28.0%
Belkyra® (Kybella®)	2.0	0.6	1.4	n.m.
Plastic Surgery	41.5	40.3	1.2	3.0%
Breast Implants	41.1	40.2	0.9	2.2%
Earfold™	0.4	0.1	0.3	n.m.
Regenerative Medicine	3.6	-	3.6	n.a.
Alloderm®	2.3	-	2.3	n.a.
Other Regenerative Medicine	1.3	-	1.3	n.a.
Body Contouring	22.7	-	22.7	n.a.
Coolsculpting® Systems & Add On Applicators	10.2	-	10.2	n.a.
Coolsculpting® Consumables	12.5	-	12.5	n.a.
Skin Care	2.7	3.2	(0.5)	(15.6)%
Botox® Therapeutics and Other	151.2	141.1	10.1	7.2%
Botox® Therapeutics	93.8	84.8	9.0	10.6%
Asacol®/Delzicol®	12.8	11.0	1.8	16.4%
Constella®	5.5	4.6	0.9	19.6%
Other Products	39.1	40.7	(1.6)	(3.9)%
Other Revenues	27.3	13.1	14.2	108.4%
Net revenues	$858.5	$757.0	$101.5	13.4%

	Six Months Ended June 30,		Change
	2017	2016	Dollars	%

Total Eye Care	$621.5	$610.2	$11.3	1.9%
Lumigan®/Ganfort®	180.3	182.6	(2.3)	(1.3)%
Alphagan®/Combigan®	85.0	86.0	(1.0)	(1.2)%
Ozurdex®	102.3	86.8	15.5	17.9%
Optive®	55.1	50.1	5.0	10.0%
Other Eye Drops	80.9	89.1	(8.2)	(9.2)%
Restasis®	31.2	34.3	(3.1)	(9.0)%
Other Eye Care	86.7	81.3	5.4	6.6%
Total Medical Aesthetics	646.1	529.0	117.1	22.1%
Facial Aesthetics	533.4	446.1	87.3	19.6%
Botox® Cosmetics	270.4	237.6	32.8	13.8%
Fillers	259.5	207.4	52.1	25.1%
Belkyra® (Kybella®)	3.5	1.1	2.4	n.m.
Plastic Surgery	79.5	77.1	2.4	3.1%
Breast Implants	78.7	76.9	1.8	2.3%
Earfold™	0.8	0.2	0.6	n.m.
Regenerative Medicine	5.6	-	5.6	n.a.
Alloderm®	3.5	-	3.5	n.a.
Other Regenerative Medicine	2.1	-	2.1	n.a.
Body Contouring	22.7	-	22.7	n.a.
Coolsculpting® Systems & Add On Applicators	10.2	-	10.2	n.a.
Coolsculpting® Consumables	12.5	-	12.5	n.a.
Skin Care	4.9	5.8	(0.9)	(15.5)%
Botox® Therapeutics and Other	285.1	264.4	20.7	7.8%
Botox® Therapeutics	176.2	161.9	14.3	8.8%
Asacol®/Delzicol®	24.9	26.3	(1.4)	(5.3)%
Constella®	10.4	8.4	2.0	23.8%
Other Products	73.6	67.8	5.8	8.6%
Other Revenues	43.1	26.7	16.4	61.4%
Net revenues	$1,595.8	$1,430.3	$165.5	11.6%

The following table provides a reconciliation of anticipated GAAP loss from continuing operations to non-GAAP performance net income attributable to shareholders for the year ending December 31, 2017:
	Table 12

(in millions, except per share information)	LOW	HIGH
GAAP (loss) from continuing operations attributable to shareholders	$(3,465.0)	$(3,330.0)
Adjusted for:
Amortization	7,050.0	7,050.0
Acquisition, licensing and other non-recurring charges	2,800.0	2,800.0
Accretion and fair-value adjustments to contingent consideration	30.0	30.0
Impairment/asset sales and related costs	1,100.0	1,100.0
Non-recurring (gains) / losses	175.0	175.0
Legal settlements	45.0	45.0
Income taxes on items above and other income tax adjustments	(2,020.0)	(2,015.0)
Non-GAAP performance net income attributable to shareholders	5,715.0	5,855.0

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$(10.37)	$(9.97)

Non-GAAP performance diluted net income per share attributable to shareholders	$16.05	$16.45

Basic weighted average ordinary shares outstanding	334.0	334.0
Effect of dilutive securities:
Dilutive shares	22.0	22.0
Diluted weighted average ordinary shares outstanding	356.0	356.0

CONTACTS:	Allergan:
Investors:
Daphne Karydas
(862) 261-8006

Media:
Mark Marmur
(862) 261-7558